Exhibit 3.1

AMENDMENT NO. 12
TO
THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
WESTERN GAS PARTNERS, LP
This Amendment No. 12 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), is made as of the 25th day of November, 2014, by Western Gas Holdings, LLC, a Delaware limited liability company (the “General Partner”), in accordance with Article XIII of the Partnership Agreement (as such capitalized term is defined below).
RECITALS
A.    The General Partner is the sole general partner of the Partnership, which is governed by the First Amended and Restated Agreement of Limited Partnership dated as of May 14, 2008 (as previously amended by Amendments No. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11 thereto, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
B.    The Partnership has entered in an Agreement and Plan of Merger (the “Nuevo Agreement”) by and among the Partnership, Nuevo Midstream, LLC (“Nuevo”), Maguire Midstream LLC and the other parties thereto dated as of October 28, 2014, pursuant to which Nuevo will become a wholly owned subsidiary of the Partnership.
C.     Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
D.    Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement.

E.    Section 13.1(h) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone.
F.    In connection with entering into the Nuevo Agreement, the Partnership entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) with the General Partner and APC Midstream Holdings, LLC, a Delaware limited liability company (“AMH”) and a wholly-owned subsidiary of Anadarko Petroleum Corporation, a Delaware corporation (“Anadarko”) and Anadarko, pursuant to which the Partnership will issue to AMH Limited Partner Interests to be designated as Class C Units.
G.    The General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) specify the rights and obligations of the Limited Partner Interests designated as “Class C Units,” (ii) provide for the economic uniformity of the Class C Units and the PIK C Units, and (iii) provide for such other matters as are provided herein.
NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
I.Amendment. The Partnership Agreement is hereby amended as follows:
1.Article I is hereby amended to add or restate, as applicable, the following definitions in the appropriate alphabetical order:
“AMH” means APC Midstream Holdings, LLC, a Delaware limited liability company.
“Class C Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class C Units in this Agreement. A Class C Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.
“Class C Unit Distribution” means a distribution payable to each Class C Unit, determined in accordance with Section 5.12(d)(i).
“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit, Class B Unit or Class C Unit prior to its conversion into a Common Unit pursuant to the terms hereof; provided that, notwithstanding the foregoing, each Class C Unit shall be deemed a Common Unit (whether converted or not) with respect to any voting, approval or consent rights conferred upon Common Units in this Agreement including pursuant to Sections 4.6, 4.7, 7.9(a), 11.1(b), 11.2, and 12.3 (i.e., Common Units and Class C Units shall vote together as a single class, except that Class C Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Units in relation to other classes of Partnership Interests in any material respect or as required by law). Notwithstanding the foregoing, Class C Units owned by the General Partner and its Affiliates shall not be entitled to vote, approve or consent on matters if Common Units owned by the General Partner and its Affiliates are excluded from voting, approving or consenting on such matters.

“Class C Conversion Date” means the date that is the earlier of (i) December 31, 2017, unless extended by Anadarko in its sole discretion, and (ii) the date on which the Partnership delivers notice to the holders of the Class C Units that the Class C Units have converted, which notice shall be delivered upon the determination of the General Partner.
“Converted Class C Units” has the meaning assigned to such term in Section 6.1(d)(x)(C).
“Distribution Amount” has the meaning assigned to such term in Section 5.12(d)(i).
“Issue Price” means the price at which a Unit is purchased from the Partnership, net of any sales commission or underwriting discount charged to the Partnership. Each PIK C Unit shall have an Issue Price equal to the net amount deemed contributed to the Partnership in exchange for the PIK C Unit in accordance with Section 5.12(d)(iv).
“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Class B Units, Class C Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.
“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, Class B Units, Class C Units and Incentive Distribution Rights.
“Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. Notwithstanding the immediately preceding sentence, for purposes of Sections 5.2(b), 5.11, 6.1, 6.4, 6.5 and 11.3(c), (x) the Percentage Interest of the General Partner shall be calculated as the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner by (B) the total number of Outstanding Units (other than Class C Units) and General Partner Units, and (y) the Percentage Interest of any Unitholder with respect to Units shall be calculated as the product obtained by multiplying (A) 100% less the Percentage Interest of the General Partner by (B) the quotient obtained by dividing (1) the number of Units held by such Unitholder by (2) the total number of Outstanding Units. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.
“PIK C Payment Date” has the meaning assigned to such term in Section 5.12(d)(iii).
“PIK C Unit” means a Class C Unit that is issued by the Partnership in respect of distributions payable pursuant to Section 5.12(d).

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Subordinated Units, Class B Units or Class C Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Subordinated Units, Class B Units or Class C Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
“Retained Converted Class C Units” has the meaning assigned to such term in Section 5.5(c)(iii).
“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Subordinated Units, Class B Units or Class C Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
“Subordinated Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit, a Class B Unit or a Class C Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.
“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Subordinated Units, Class B Units and Class C Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units and Class C Units, if any, (excluding Common Units and Class C Units owned by the General Partner and its Affiliates), voting as a single class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, Class B Units, if any, and Class C Units, if any, voting as a single class.
“Unit Purchase Agreement” means the Unit Purchase Agreement dated as of October 28, 2014, among the Partnership, the General Partner, AMH and Anadarko, pursuant to which the Partnership will issue to AMH Class C Units.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the primary National Securities Exchange on which the Common Units are listed or admitted to trading, calculated over the consecutive 10-trading day period ending on the close of trading on the trading day immediately prior to such date.
2.Section 4.1 of the Partnership Agreement is hereby amended and restated as follows:
Section 4.1 Certificate
Upon the Partnership’s issuance of Common Units, Subordinated Units, Class B Units or Class C Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Subordinated Units, Class B Units or Class C Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Subordinated Units, Class B Units or Class C Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that the Units may be certificated or uncertificated as provided in the Delaware Act; and provided, further, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7. Subject to the requirements of Section 6.7(e), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the period set forth in Section 5.11(f) pursuant to the terms of Section 5.11. Subject to the requirements of Section 6.7(g), the Partners holding Certificates evidencing Class C Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Class C Units are converted into Common Units pursuant to the terms of Section 5.12.
3.Section 4.5(d) of the Partnership Agreement is hereby amended and restated as follows:
(d) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Class B Units, Class C Units and Common Units (whether issued upon conversion of the Subordinated Units, conversion of Class C Units or otherwise) to one or more Persons, provided, that notwithstanding the foregoing, AMH shall not transfer any Class C Units without the prior written consent of the Partnership if, following such transfer, AMH would not continue to own, directly or indirectly, Class C Units in excess of the maximum Redemption Cap Amount (as such term is defined in the Unit Purchase Agreement).
4.Section 4.8 of the Partnership Agreement is hereby amended by redesignating clauses (e) and (f) as clauses (f) and (g), respectively, and adding a new clause (e) as follows:
(e) The transfer of a Class C Unit shall be subject to the restrictions imposed by Section 4.5(d). The transfer of a Class C Unit that has converted into a Common Unit shall also be subject to the restrictions imposed by Section 6.7(g).

5.Section 5.5(a) of the Partnership Agreement is hereby amended and restated as follows:
(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (provided that PIK C Units shall not be deemed property for these purposes) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account balance in respect of each Class C Unit (other than PIK C Units) shall be equal to the Purchase Price set forth in Section 1(a) of the Unit Purchase Agreement. The initial Capital Account balance in respect of each PIK C Unit shall be determined in accordance with Section 5.12(d)(iv).

6.Section 5.5(c) of the Partnership Agreement is hereby amended to add a new subclause (iii) as follows:
(iii) Subject to Section 6.7(g), immediately prior to the transfer of a Class C Unit or of a Class C Unit that has converted into a Common Unit pursuant to Section 5.12 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class C Units or Converted Class C Units will (A) first, be allocated to the Class C Units or Converted Class C Units to be transferred in an amount equal to the product of (x) the number of such Class C Units or Converted Class C Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class C Units or Converted Class C Units (“Retained Converted Class C Units”). Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class C Units or Retained Converted Class C Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class C Units or Converted Class C Units will have a balance equal to the amount allocated under clause (A) hereinabove.
7.Section 5.5(d) of the Partnership Agreement is hereby amended and restated as follows:
(d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property (including the issuance of a PIK C Unit), the issuance of Partnership Interests as consideration for the provision of services, the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b) or the conversion of Class C Units to Common Units pursuant to Section 5.12(c), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or after such conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance or after such conversion and had been allocated to the Partners at such time (x) first, if such issuance or conversion occurs after the initial issuance of Class C Units, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to the Class C Units and the Converted Class C Units on a per unit basis equaling the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit) and (y) second, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the conversion, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.
(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners at such time (x) first, if such actual or deemed distribution occurs after the initial issuance of Class C Units, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to the Class C Units and the Converted Class C Units on a per unit basis equaling the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit) and (y) second, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
8.Section 5.6(c) of the Partnership Agreement is hereby amended and restated as follows:
The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, or Section 7.4(c), (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the issuance of Class B Units pursuant to Section 5.11 and the conversion of Class B Units into Common Units pursuant to the terms of this Agreement, (iv) the issuance of Class C Units pursuant to Section 5.12 and the conversion of Class C Units into Common Units pursuant to the terms of this Agreement, (v) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (vi) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

9.Section 5.9 of the Partnership Agreement is hereby amended to add a new clause (e) as follows:
(e) For the avoidance of doubt, upon any pro rata distribution of Common Units to all Record Holders of Common Units or any subdivision or combination (or reclassification into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Class C Units as follows: (i) if the Partnership issues Common Units as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units) then the Class C Units shall be subdivided into a number of Class C Units equal to the result of multiplying the number of Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution or subdivision plus the total number of Common Units constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution or subdivision; and (ii) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Class C Units shall be combined into a number of Class C Units equal to the result of multiplying the number of Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination.
10.Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:
Section 5.12    Establishment of Class C Units
(a) The General Partner hereby designates and creates a series of Limited Partner Interests to be designated as “Class C Units,” initially consisting of a total of 10,913,853 Class C Units and such additional Class C Units as may be issued pursuant to the provisions of 5.12(d), having the terms and conditions set forth herein.
(b) The holders of the Class C Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII of this Agreement.
(c) Conversion of Class C Units
(i) Immediately before the close of business on the Conversion Date (which shall be the date that is the earlier of (x) December 31, 2017, unless extended by Anadarko in its sole discretion by written notice to the Partnership of such extended date, and (y) the date on which the Partnership delivers notice to the holders of the Class C Units that the Class C Units have converted (which notice shall be delivered upon the determination of the General Partner), the Class C Units shall automatically convert into Common Units on a one-for-one basis.
(ii) Upon conversion, the rights of a holder of Converted Class C Units as holder of Class C Units shall cease with respect to such Converted Class C Units, including any rights under this Agreement with respect to holders of Class C Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. All Class C Units shall, upon the Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the Common Units into which the Class C Units converted.

(iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class C Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver a Certificate representing Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the shares are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
(iv) (A) Except as otherwise provided in Section 5.8, the Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Class C Units into Common Units to the extent provided in, and in accordance with, this Section 5.12(c).
(B) All Common Units delivered upon conversion of the Class C Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights (except as otherwise provided in Section 5.8) and free of any lien or adverse claim.
(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class C Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class C Units to the extent permitted or required by the rules of such exchange or market.
(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class C Units any rights as a creditor in respect of its right to conversion.
(v) Upon the issuance of the Common Units delivered upon conversion of the Class C Units (other than Class C Units with respect to which an additional Capital Contribution was previously made pursuant to Section 5.2(b)), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) a percentage equal to 100% less the General Partner’s Percentage Interest times (ii) the aggregate Issue Price for the Class C Units (including, for the avoidance of doubt, PIK C Units issued prior to the Conversion Date).
(d) Class C Distributions.
(i) Each Class C Unit shall receive a distribution, in accordance with the provisions of this Section 5.12(d), calculated as provided below based on the amount paid in respect of each Common Unit pursuant to Sections 6.4(b) and 6.5 (the amount to be so paid, the “Distribution Amount”). Each distribution payable in respect of a Class C Unit (the “Class C Unit Distribution”) shall be paid in PIK C Units. The number of PIK C Units to be issued in a Class C Unit Distribution shall be the quotient of (A) the Distribution Amount divided by (B) an amount equal to 94.0% of the VWAP Price as of the date the corresponding distributions are made in respect of Common Units pursuant to Section 6.4(b) or 6.5.  The first such distribution on Class C Units shall be paid in the calendar quarter following the calendar quarter in which the Class C Units were issued under the Unit Purchase Agreement.  Such first distribution shall be prorated based on the number of days during such quarter that the Class C Units were outstanding, such that the number of PIK C Units to be issued in such first Class C Unit Distribution shall equal the amount calculated above in this Section 5.12(d)(i) multiplied by the quotient determined by dividing (A) the number of days between the date on which the Class C Units were issued and the end of such calendar quarter by (B) the total number of days in such calendar quarter.  In all cases, instead of issuing any fractional PIK C Units, the Partnership shall round the number of PIK C Units issuable to a holder of Class C Units down to the next lower whole PIK C Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of PIK C Units issuable to a holder of Class C Units up to the next higher whole PIK C Unit. For purposes of determining fractional PIK C Units otherwise issuable to a particular holder, all PIK C Units attributable to all Class C Units of such holder, whether held in one or multiple accounts, shall be aggregated so that less than one fractional PIK C Unit is issuable to any one holder. For the avoidance of doubt, no distribution shall be payable in respect of the Incentive Distribution Rights under Section 6.4(b) or 6.5 by virtue of the payment of the Class C Unit Distribution.
(ii) Notwithstanding anything in this Section 5.12(d) to the contrary, with respect to Class C Units that are converted into Common Units, the holder thereof shall not be entitled to a Class C Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. If the Class C Conversion Date occurs between a Record Date for a Class C Unit Distribution and the related payment date, a holder of the Class C Units on such Record Date shall receive, in lieu of the PIK C Units that would otherwise have been issuable to such holder, a distribution of Common Units equal in number to the number of PIK C Units that would have been payable to such holder had the Class C Conversion Date not occurred, and such Common Units will otherwise be issued in accordance with the provisions of this Section 5.12(d) relating to the issuance of a PIK C Unit.
(iii) When any PIK C Units are payable to a holder of Class C Units pursuant to this Section 5.12, the Partnership shall issue the PIK C Units to such holder on the date the corresponding distributions are made in respect of Common Units pursuant to Section 6.4(b) or 6.5, as applicable (the date of issuance of such PIK C Units, the “PIK C Payment Date”). On the PIK C Payment Date, the Partnership shall issue to such holder of Class C Units a certificate or certificates for the number of PIK C Units to which such holder of Class C Units shall be entitled or, at the request of such holder of Class C Units, a notation in book entry form in the books of the Transfer Agent.
(iv) For purposes of maintaining Capital Accounts under Section 5.5, if the Partnership distributes one or more PIK C Units to a holder of Class C Units, (i) the Partnership shall be treated as distributing cash to such holder of Class C Units equal to the Distribution Amount, and (ii) the holder of Class C Units shall be deemed to have contributed to the Partnership in exchange for such newly issued PIK C Units an amount of cash equal to the Distribution Amount, less the amount of any cash distributed by the Partnership in lieu of fractional PIK C Units.
(e) The Class C Units will have such voting rights pursuant to this Agreement as such Class C Units would have if they were Common Units that were then outstanding and shall vote together with the Common Units as a single class, except that Class C Units owned by the General Partner and its Affiliates shall not be entitled to vote, approve or consent on matters if Common Units owned by the General Partner and its Affiliates are excluded from voting, approving or consenting on such matters, and except that the Class C Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority (or such other percentage as set forth in this Agreement) of the Class C Units shall be required to approve any matter for which the holders of the Class C Units are entitled to vote as a separate class.
(f) Each Class C Unit and each Class C Unit that has converted into a Common Unit shall be subject to the provisions of Sections 5.5(c)(iii), 5.5(d), 6.1(d)(x)(C), 6.7(f) and 6.7(g).

11.Section 6.1(c)(i)(C) of the Partnership Agreement is hereby amended and restated as follows:
(C) Third, (x) to the extent the Adjusted Capital Account of a Common Unit or comparable fraction thereof and Class C Unit (or converted Class C Unit) or comparable fraction thereof are not identical, (1) to all Unitholders holding such class of Units with the lowest Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (x) of this Clause (C) and (2) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Account of such Unitholders (on a per Unit basis) is equal to the Adjusted Capital Account of the Unitholders holding the class of Units with the next lowest Adjusted Capital Account (on a per Unit basis), and (y) if after application of subclause (x) of this Clause (C), the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class C Unit or comparable fraction thereof, on the one hand, and a Class B Unit (or converted Class B Unit) or comparable fraction thereof, on the other hand, are not identical, (1) to all Unitholders holding the class (or classes) of Units with the lower Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (y) of this Clause (C) and (2) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Accounts of all of such Unitholders in such Units (on a per Unit basis) are equal;
12.Section 6.1(c)(ii)(B) of the Partnership Agreement is hereby amended and restated as follows:
(B) Second, (x) if the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class C Unit (or converted Class C Unit) or comparable fraction thereof and a Class B Unit (or converted Class B Unit) or comparable fraction thereof are not identical, (1) to the Unitholders holding the class of Units with the highest Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (x) of this Clause (B) and (2) to the General Partner, in accordance with its Percentage Interest, until the Adjusted Capital Account of such Unitholders (on a per Unit basis) is equal to the Adjusted Capital Account of the Unitholders holding the class of Units with the next highest Adjusted Capital Account (on a per Unit basis), and (y) if after application of subclause (x) of this Clause (B), the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class C Unit (or converted Class C Unit) or comparable fraction thereof, on the one hand, and a Class B Unit (or converted Class B Unit) or comparable fraction thereof, on the other hand, are not identical, (1) to the Unitholders holding the class(es) of Units with the higher Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (y) of this Clause (B), and (2) to the General Partner, in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit or comparable fraction thereof, each Class C Unit (or converted Class C Unit) or comparable fraction thereof and each Class B Unit (or converted Class B Unit) or comparable fraction thereof are equal;
13.Section 6.1(d)(x) of the Partnership Agreement is hereby amended and restated as follows:
(x) Economic Uniformity.
(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit

(other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit). The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.
(B) At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class B Units pursuant to Section 5.11(f), all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii) and Section 6.1(d)(x)(A), shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion pursuant to Section 5.11(f) (“Converted Common Units”) in the proportion of the number of the Converted Common Units held by such holder or holders to the total number of Converted Common Units then Outstanding, until each such holder has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Converted Common Units to an amount equal to the product of (A) the number of Converted Common Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit). The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Common Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the receipt of Common Units pursuant to Section 5.11(f).
(C) At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class C Units into Common Units pursuant to Section 5.12(c), all or a portion of the remaining items of Partnership gross income, gain, deduction or loss for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion of Class C Units pursuant to Section 5.12(c) (“Converted Class C Units”) in the proportion of the number of the Converted Class C Units held by such holder or holders to the total number of Converted Class C Units then Outstanding, until each such holder has been allocated an amount of income, gain, loss or deduction that causes the Capital Account maintained with respect to such Converted Class C Units to an amount equal to the product of (A) the number of Converted Class C Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Subordinated Unit, a Class B Unit or a Class C Unit). The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Class C Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of Class C Units into Common Units. The General Partner shall have discretion as to the priority of the application of this Section 6.1(d)(x)(C) as compared to Sections 6.1(d)(x)(A) and 6.1(d)(x)(B).
14.Section 6.4(b) of the Partnership Agreement is hereby amended and restated as follows:
After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, (A) to the General Partner in accordance with its Percentage Interest; and (B) to the Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (A) to the General Partner in accordance with its Percentage Interest; and (B) to the Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).
15.Section 6.5 of the Partnership Agreement is hereby amended and restated as follows:
Section 6.5 Distributions of Available Cash from Capital Surplus
Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the

Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.
16.The heading to Section 6.7 of the Partnership Agreement is hereby amended to read in its entirety: Special Provisions Relating to the Holders of Subordinated Units, Class B Units and Class C Units.
17.Section 6.7 of the Partnership Agreement is hereby amended to add new clauses (f) and (g) as follows:
(f)     Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Class C Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that such Class C Units shall be and after conversion into Common Units pursuant to Section 5.12 shall remain subject to the provisions of Sections 5.5(c)(iii) and 6.1(d)(x)(C).
(g)    The holder or holders of Converted Class C Units resulting from the conversion pursuant to Section 5.12(c) of any Class C Units issued pursuant to Section 5.12 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(g), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units, including the application of Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Unit Certificates (for this purpose the allocations of items of income, gain, loss or deduction with respect to Class C Units or with respect to Common Units will be deemed not to have a material adverse effect on the Common Units).
II.Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.
III.Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.
[Signatures on following page]

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Section 13.1 of the Partnership Agreement, and as of the date first above written.
GENERAL PARTNER:

Western Gas Holdings, LLC

By:     Donald R. Sinclair
Name:     Donald R. Sinclair
Title:     President and Chief Executive Officer